Exhibit 10.1

SEVENTH AMENDMENT

THIS SEVENTH AMENDMENT (this “Amendment”) is made and entered into as of August 14, 2013, by and between CA-FOOTHILL RESEARCH CENTER LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and AFFYMAX, INC., a Delaware corporation (“Tenant”).

RECITALS

A.                                    Landlord (as successor in interest by conversion to EOP-Foothill Research Center, L.L.C., a Delaware limited liability company, successor in interest to Spieker Properties, L.P., a California limited partnership, successor in interest to Miranda Associates, a California general partnership) and Tenant (as successor in interest to Affymax Research Institute, a California corporation) are parties to that certain Research and Development/Office Lease dated May 30, 1990 (the “Original Lease”), as amended by  that certain Consent to Sublease dated July 30, 1990 (the “Consent”), that certain First Amendment to Lease dated November 16, 1999, that certain Second Amendment to Lease dated December 20, 1999, that certain Third Amendment dated December 31, 2001, and that certain Fourth Amendment dated November 30, 2006 (the “Fourth Amendment”), that certain Fifth Amendment (the “Fifth Amendment”) dated May 20, 2010 and that certain Sixth Amendment dated December 21, 2010 (the “Sixth Amendment”) (as amended, the “Lease”).  Pursuant to the Lease, Landlord has leased to Tenant certain premises (collectively, the “Premises”) containing (1) approximately 53,830 rentable square feet consisting of the entire building located at 4001 Miranda Avenue in Palo Alto, California, (2) approximately 28,709 rentable square feet in the building located at 4009 Miranda Avenue in Palo Alto, California (the “4009 Premises”), and (3) the entire building located at 4015 Miranda Avenue in Palo Alto, California, as well as certain rights pertaining to a Containment Facility (as defined in the first “Witnesseth” paragraph in the Original Lease and defined in the Consent as part of the Premises for all purposes other than with respect to rent and allocation of Property Expenses or other costs to Tenant), all in the project commonly known as Foothill Research Center.

B.                                    The Lease will expire by its terms on September 30, 2014 (the “Existing Expiration Date”).  The parties wish to accelerate the expiration date of the Lease on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.                                      Acceleration of Expiration Date.

1.1.                            Accelerated Expiration Date.  Subject to the provisions hereof, the term of the Lease shall expire on August 15, 2013 (the “Accelerated Expiration Date”) with the same force and effect as if such term were, by the provisions of the Lease, fixed to expire on the Accelerated Expiration Date.  Without limiting the foregoing:

A.                                    The portions of the Base Rent schedules set forth in Section 1.1 of the Sixth Amendment, Sections 5.B and 5.C of the Fifth Amendment and Section III of the Fourth Amendment that apply to the Premises during the period following the Accelerated Expiration Date are hereby deleted from the Lease.

B.                                    Tenant shall surrender the Premises to Landlord in accordance with the terms of the Lease, as modified by this Amendment, on or before the Accelerated Expiration Date.

C.                                    Landlord acknowledges that as of the date hereof Landlord has received Base Rent and current estimates of Property Expenses due under the Lease up to and including June 30, 2013.  Within one (1) business day following the full execution and delivery of this Amendment, Tenant shall pay, by wire transfer of immediately available funds to an account designated by Landlord, Base Rent and current estimates of Property Expenses for the Premises with respect to the month of July of 2013 in the total amount of $415,129.83 (the “July Rent”) and Base Rent and current estimates of Property Expenses for the Premises with respect to the period commencing on August 1, 2013 and ending on the Accelerated Expiration Date in the total amount of $207,564.92 (the “August Rent”).  Subject to Tenant’s payment of the July Rent and the August Rent, notwithstanding anything in the Lease to the contrary, Landlord and Tenant each hereby waives any claims it may have against the other with respect to any under- or over-payment of Property Expenses under the Lease, including, without limitation, as the result of any adjustment in any portion of Property Expenses applicable to the Premises prior to the Accelerated Expiration Date determined after the date hereof.

D.                                    Notwithstanding anything in the Lease to the contrary, Tenant’s restoration obligations shall be limited to the following (collectively, “Restoration Obligations”):  (i) removal of all of Tenant’s personal property, trade fixtures, office machinery and equipment, furniture and movable partitions from the Premises and the Property, except for any of the foregoing duly transferred to Subtenant (defined in Section 2 below); and (ii) with respect to each of the permits set forth in Exhibit A attached hereto, for unrestricted use of the Premises and Property, the requirements set forth in clause (a) below (collectively, “Closure Requirements”):

(a)           Prior to surrender of the Premises to Landlord, Tenant shall comply with all governmental environmental closure requirements applicable to and arising solely from Tenant’s activities on the Premises. Tenant shall provide Landlord with a copy of any closure plan and certificate or other documentation of closure of the Premises prepared by Tenant for submittal to government regulatory agencies pursuant to such requirements. Without limiting the foregoing, any waste and materials from Landlords demolition of Tenant Improvements or Alterations or other Tenant’s Property remaining on the Premises after expiration or termination of this Lease (but excluding any demolition waste from a source other than Tenant) must meet criteria in effect at the date of expiration or termination of this Lease for lawful disposal.

Tenant shall use its best efforts to cause the Closure Requirements to be satisfied prior to the Accelerated Expiration Date.

E.                                     If Tenant fails to surrender possession of the Premises on or before the Accelerated Expiration Date, Tenant’s tenancy shall be subject to Section 10 of the Lease.  If Landlord is unable to deliver possession of all or any portion of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover, Tenant shall be liable for all resulting damages, including lost profits, incurred by Landlord.  If Tenant fails to complete any of the Restoration  Obligations on or prior to the Accelerated Expiration Date, such failure shall not in itself result in a holdover, provided that Tenant shall use its best efforts to complete the Restoration Obligations as soon as practicable thereafter, and Landlord shall cooperate with Tenant to provide any access to the Premises necessary for Tenant or any contractors approved by Landlord to pursue such completion (which entry shall be subject to Tenant’s insurance and indemnification obligations under the Lease, which shall survive the Accelerated Expiration Date with respect to any such entry as if the Lease was still in effect), subject to any reasonable conditions imposed by Landlord.  Alternatively, Landlord, at its option, may complete the Restoration Obligations and Tenant shall reimburse Landlord for the cost thereof within 10 days after demand.

F.                                      In addition to the surviving Restoration Obligations pursuant to Section 1.1.D and E above, any other rights or obligations of Landlord or Tenant under the Lease that, in the absence of the acceleration of the expiration date of the Lease to the Accelerated Expiration Date (e.g., indemnification provisions), would have survived the Existing Expiration Date, and the provisions of this Amendment, shall survive the Accelerated Expiration Date.

G.                                    Promptly following Landlord’s request, Tenant shall execute and deliver an instrument in recordable form confirming the termination of the Lease.

1.2.                            Acceleration Fee.   Tenant shall pay to Landlord, as consideration for the acceleration of the expiration date of the Lease as described herein and not as a penalty, the amount (the “Acceleration Fee”) of $1,980,980.42.  The Acceleration Fee shall be payable as follows:  (a) within one (1) business day following the full execution and delivery of this Amendment, Tenant shall pay to Landlord, by wire transfer of immediately available funds to an account designated by Landlord, an amount  equal to $795,980.42; (b) effective as of the date of full execution and delivery of this Amendment, the $50,000.00 Remaining Security Deposit (as defined in Section IV.D of the Fourth Amendment) shall be applied by Landlord to the payment of the Acceleration Fee and Tenant hereby waives any and all of its right, title and interest in and to the Remaining Security Deposit and authorizes Landlord to apply the entire amount thereof to the Acceleration Fee; and (c) effective as of the date of full execution and delivery of this Amendment, notwithstanding anything in the Lease to the contrary, Tenant hereby irrevocably authorizes Landlord to draw the entire $1,135,000.00 face amount of the Letter of Credit (defined in Section IV.B of the Fourth Amendment) and to apply the proceeds thereof to the Acceleration Fee.  Tenant hereby confirms and agrees that Landlord’s beneficiary’s statement accompanying such draw on the Letter of Credit may be in the following form:  “This draw in the amount of One Million One Hundred Thirty-Five Thousand U.S. Dollars ($1,135,000.00) under your Irrevocable Standby Letter of Credit No. 3085133 represents funds that we are entitled to draw pursuant to the terms of that certain lease by and between CA-Foothill Research Center Limited Partnership, a Delaware limited partnership, as landlord, and Affymax, Inc., a Delaware corporation (as successor in interest to Affymax Research Institute, a California corporation), as tenant, and/or any amendment to the lease or any other agreement between such parties related to the lease”, and that such statement is true and correct.  If Landlord for any reason is unable to draw the full amount of $1,135,000.00 upon the Letter of Credit, or if such draw is not honored for any reason within five (5) days after Landlord’s submittal of its draw request, Tenant shall pay any resulting deficiency in payment of the Acceleration Fee within five (5) business days after demand.

1.3.                            Limitations on Tenant’s Rights.  Notwithstanding any contrary provision of the Lease, any unexercised right or option of Tenant to renew or extend the term of the Lease or to expand the Premises (whether in the form of an expansion option, right of first offer or refusal, or any other similar right), and any outstanding tenant improvement allowance or other allowance not claimed and properly used by Tenant in accordance with the Lease as of such date, shall be deemed terminated and no longer available or of any further force or effect as of the date this Amendment is fully executed and delivered.

2.                                      Representations and Covenants.  Tenant represents and warrants that, as of the date hereof, and as of the Accelerated Expiration Date:  (a) Tenant is the rightful owner of all of the Tenant’s interest in the Lease; (b) Tenant has not made any disposition, assignment, sublease, or conveyance of the Lease or Tenant’s interest therein, other than the Sublease between Tenant, as sublandlord, and ShareThis, Inc, a Delaware corporation (“Subtenant”), as subtenant, dated March 27, 2012 with respect to 8,160 rentable square feet in the 4009 Premises (the “Sublease”), as consented to by the ground lessor under the Ground Lease pursuant to that certain Consent to Subsublease dated April 4, 2012 (the “Subsublease Consent”); (c) Tenant has no knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability, action or cause of action arising out of or in connection with Tenant’s occupancy of the Premises; (d) no other person or entity has an interest in the Lease, collateral or otherwise; (e) no Equipment Lease (defined in Section 12.B of the Lease) exists, and Tenant has not granted or suffered any liens, financing instruments, security interests or encumbrances affecting any personal property, equipment, fixtures, trade fixtures, leasehold improvements or alterations in or about the Premises (including, without limitation, with respect to any Leaseable Nonremovable Tenant Improvements and any Removable Tenant Improvements); (f) there are no outstanding contracts for the supply of labor or material and no work has been done or is being done in, to or about the Premises which has not been fully paid for and for which appropriate waivers of mechanic’s liens have not been obtained; (g) the  Sublease has not been modified since the date of the Subsublease Consent;  (h) Tenant has no knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability, action or cause of action, arising out of or in connection with Subtenant’s occupancy of the Premises, or of any default by Subtenant under the Sublease, (i) there exists no default by Tenant under the Sublease, (j) Tenant has not received any rent from Subtenant under the Sublease for any period occurring after the Accelerated Expiration Date, and (k) any personal property of Tenant that remains in the 4009 Premises after the Accelerated Expiration Date has been transferred to Subtenant.  Tenant shall cause the expiration date of the Sublease to be accelerated to a date no later than such Accelerated Expiration Date.

3.                                      Confidentiality.  Landlord recognizes that Tenant may be required to file this Amendment with the Securities and Exchange Commission.

4.                                      Bankruptcy or Default of Tenant.

4.1                               Notwithstanding any contrary provision hereof, if: (a) an Insolvency Proceeding occurs during the Bankruptcy Protection Period (defined below) ); or (b) an Action (defined below) is filed, commenced, or brought against Landlord, then, with or without notice from Landlord to Tenant, the provisions of Section 4.3 below shall apply.  This Amendment shall not be construed as a substitution of an agreement for an obligation, nor as a novation or a substitution of a contract for an obligation, but merely as a mechanism employed by the parties to permit a procedure whereby Landlord and Tenant are afforded the benefits set forth herein.  For purposes hereof, a “Insolvency Proceeding” shall be deemed to occur if (i) a voluntary petition is filed by or against Tenant under any chapter of the United States Bankruptcy Code; (ii) an involuntary petition is filed by or against Tenant under any chapter of the United States Bankruptcy Code and if such petition is not dismissed within 90 days, or (iii) Tenant executes an assignment for the benefit of creditors under state law.  As used herein, “Bankruptcy Protection Period” means the period of 91 days following Landlord’s receipt of the Acceleration Fee.  As used herein, “Action” means any action, litigation, or other proceeding filed, commenced, or brought by any party based upon an alleged preference or preferential transfer that in any way relates to this Amendment, any portion of the Acceleration Fee, the Remaining Security Deposit, and/or the Letter of Credit, including, but not limited to, actions, claims, or proceedings brought under California Civil Code sections section 1800, Sections 547 or 550 of the United States Bankruptcy Code, or any other similar State of federal laws or statutes.

4.2                               Notwithstanding any contrary provision hereof, if Tenant breaches any of its representations, warranties or covenants hereunder, then, at Landlord’s option and upon Landlord’s notice to Tenant, the provisions of Section 4.3 below shall apply.

4.3                               Upon the occurrence of an event described in Section 4.1 or 4.2 above, (a) Tenant shall be deemed to have been in default under the Lease (beyond any applicable notice and cure period) as of the date immediately preceding the date of this Amendment and Landlord shall be deemed to have elected to terminate the Lease as of the Accelerated Expiration Date as a result of such default; (b) Landlord shall have all of the rights and remedies against Tenant under applicable law and/or as set forth in the Lease (including, the right to recover any and all damages from Tenant as provided in California Civil Code Section 1951.2) that Landlord had against Tenant immediately before the date of this Amendment, as determined after giving effect to the preceding clause (a); and (c) the Lease shall be deemed to have been terminated as of the Accelerated Expiration Date.  Notwithstanding the foregoing, Tenant shall be entitled to an offset against any damage claim of Landlord in the amount equal to all or such part of the Acceleration Fee actually retained by Landlord after final resolution of any Action, less all attorney’s fees and costs incurred by Landlord in defending such Action.

5.                                      Miscellaneous.

5.1.                            This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.

5.2.                            Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

5.3.                            In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

5.4.                            Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

5.5.                            The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

5.6                               Tenant shall indemnify, defend and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from and against all claims of any brokers claiming to have represented Tenant in connection with this Amendment.

5.7                               This Amendment may be executed in one or more counterparts, including any facsimile or other electronic version of same, each of which shall be deemed an original, but all of which when taken together shall constitute one agreement.  Any facsimile or other electronic signature shall constitute a valid and binding method for executing this Amendment. Executed counterparts of this Amendment exchanged by facsimile transmission or other electronic means shall be fully enforceable.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

CA-FOOTHILL RESEARCH CENTER LIMITED
PARTNERSHIP, a Delaware limited partnership

By:	EOP Owner GP L.L.C., a Delaware limited liability
company, its general partner

By:	/s/ John Moe

Name:	John C. Moe

Title:	Market Managing Director

TENANT:

AFFYMAX, INC.,
a Delaware corporation

By:	/s/ Mark Thompson

Name:	Mark Thompson

Title:	CFO

EXHIBIT A

CLOSURE REQUIREMENTS

License/ Permit	Permitting Agency	Permit Numbers, Dates

Radioactive Material License	California Dept. of Public Health, Radiological Health Branch North	License #5297-43, Amendment # 26, Issued 6/11/09, exp. 6/10/19

Discharge Permit	Palo Alto Regional Water Quality Control Plant	Industrial waste discharge permit #12145

Controlled Subtances Registration Certificate	U.S. Dept. of Justice, Drug Enforcement Administration	DEA registration # RA0140587 Issued 12/13/12

BAAQMD Permit to Operate	Bay Area Air Quality management District	Plant # 18156

4358 Medical Waste Generator - Other	Santa Clara Department of Environmental Health (SCDEH)	Permit # PT0430380, Program # PR0330331, Facility ID# FA0204777, 11/1/12-10/31/13

2206 - Generates 5 to < 25 Tons/yr	SCDEH Permit - Haz Waste Generator Program	Permit # PT0407206, Program # PR0315122, Facility ID# FA0204777, 2/29/12-2/28/13

6403 - Palo Alto Fire - Corrosives	Palo Alto Fire Department Permit	Permit # PT0466737, Program # PR0385378, Facility ID# FA0204777, 2/29/12-2/28/13

6429 Palo Alto Fire - Level III Facility	Palo Alto Fire Department Permit	Permit # PT0466738, Program # PR0385379, Facility ID# FA0204777, 2/29/12-2/28/13

6402 Palo Alto Fire - Compressed gas (Inert)	Palo Alto Fire Department Permit	Permit # PT0466739, Program # PR0385380, Facility ID# FA0204777, 2/29/12-2/28/13

6404 Palo Alto Fire- Cryogenic Fluids	Palo Alto Fire Department Permit	Permit # PT0466740, Program # PR0385381, Facility ID# FA0204777, 2/29/12-2/28/13

6419 Palo Alto Fire - Radioactive Materials	Palo Alto Fire Department Permit	Permit # PT0466741, Program # PR0385382, Facility ID# FA0204777, 2/29/12-2/28/13

6418 - Palo Alto Fire - Pyrophoric Materials (Liq and Sol)	Palo Alto Fire Department Permit	Permit # PT0466742, Program # PR0385383, Facility ID# FA0204777, 2/29/12-2/28/13

6401 Palo Alto Fire - Business plan (HMBP)	Palo Alto Fire Department Permit	Permit # PT0466743, Program # PR0385384, Facility ID# FA0204777, 2/29/12-2/28/13

6406 Palo Alto Fire - Flammable and Combustible Liquids	Palo Alto Fire Department Permit	Permit # PT0466744, Program # PR0385385, Facility ID# FA0204777, 2/29/12-2/28/13

6415 Palo Alto Fire - Oxidizers (Liquids and Solids)	Palo Alto Fire Department Permit	Permit # PT0470326, Program # PR0392023, Facility ID# FA0204777, 2/29/12-2/28/13

Large Quantity Generator of non-acute haz waste	USEPA	EPA ID No. CAD009124256 Fed waste codes: D001, D002, D003, D011, D022, D038, F002, F003 State waste codes: 141, 221, 331, 343, 352, 541, 551, 791

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